Exhibit 3.3

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MAPLEBY HOLDINGS MERGER CORPORATION

Mapleby Holdings Merger Corporation, a corporation organized and existing under the laws of the state of Delaware, pursuant to Sections 242 and 245 of the General Corporation Law of the state of Delaware (the “DGCL”), as it may be amended, hereby certifies as follows:

1. The name of this corporation is Mapleby Holdings Merger Corporation. The original Certificate of Incorporation was filed on February 19, 2013.

2. This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL, and is to become effective as of 4:31 p.m., New York time, on November 5, 2013.

3. This Second Amended and Restated Certificate of Incorporation restates and amends the Amended and Restated Certificate of Incorporation to read in its entirety as follows:

FIRST: The name of the Corporation is Mapleby Holdings Merger Corporation (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the city of Wilmington, County of New Castle, 19808. The name of its registered agent at that address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 100 shares of Common Stock, $0.01 par value.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

5.1 The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors (the “Board”).

5.2 The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

5.3 The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

5.4 No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

5.5 In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, said MAPLEBY HOLDINGS MERGER CORPORATION has caused this Second Amended and Restated Certificate of Incorporation to be signed by its Executive Vice President and General Counsel this November 5, 2013.

MAPLEBY HOLDINGS MERGER CORPORATION

By:	/s/ Matthew R. Broad
Matthew R. Broad
Executive Vice President and General Counsel